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                                  EXHIBIT 99.1



            SCIOS NOVA ANNOUNCES PRELIMINARY RESULTS OF ITS PHASE III
CLINICAL STUDY OF AURICULIN-Registered Trademark- ANARITIDE FOR THE TREATMENT OF
                               ACUTE RENAL FAILURE

MOUNTAIN VIEW, CA -- May 3, 1995 -- Scios Nova Inc. (Nasdaq:SCIO) today announced that it has completed preliminary analysis of results from the Company's Phase III clinical study of AURICULIN-Registered Trademark- anaritide for the treatment of acute renal (kidney) failure (ARF). The analysis revealed that AURICULIN did not reduce the need for dialysis in the broad patient population, nor did the drug reduce mortality. The study did demonstrate, however, that AURICULIN significantly reduced the need for dialysis in a prospectively-defined subgroup of patients suffering from oliguric ARF (patients with abnormally low urine output).

The 504-patient clinical study was conducted at more than 60 centers in the United States and Canada over a period of 25 months. The study was designed to evaluate the number of patients requiring acute dialysis at 14 days and mortality at 21 days following treatment. The study was also designed to evaluate certain prospectively-defined subgroups to determine if AURICULIN had a more pronounced effect in specific populations of patients.

The oliguric subgroup represented approximately 25% of the 504-patient study. In oliguric ARF patients, dialysis was required in 63% of the 61 patients receiving AURICULIN compared to 87% of the 60 patients receiving placebo, a 28% reduction (p = 0.003). Treatment with AURICULIN also significantly increased the number of patients who survived for 21 days without requiring dialysis (dialysis-free survival) from 8% in the placebo-treated patients to 28% in patients treated with AURICULIN (p = 0.005). Treatment with AURICULIN did not reduce mortality in oliguric patients.

"While the study did not achieve its defined endpoints in the overall patient population, our preliminary analysis indicates that AURICULIN had a positive effect in the prospectively-defined subgroup of oliguric patients," said Richard
L. Casey, Scios Nova chairman and chief executive officer. "These results must be viewed with caution, however, due to the complexities associated with multiple analyses of subgroups in a study of this size. We believe that an additional clinical study or studies will be necessary in order to file an application seeking marketing approval. However, we and our partner, Genentech, Inc., will review the data and determine the next appropriate steps for the
development of AURICULIN.   We will not meet our objective of filing an
application in 1995 for marketing approval."

Detailed results of the study will be presented at the Thirteenth International Congress of Nephrology in Madrid, Spain on July 6.

AURICULIN is Scios Nova's proprietary form of a naturally-occurring hormone called atrial natriuretic peptide (ANP). ANP is produced in the heart and has a wide range of activities known to be important in both kidney and heart function, including increasing the elimination

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of water and salt from the body.  ANP increases the flow of blood into the filtration units of the kidney and constricts the flow of blood out of these units. This action restores the natural filtering function of this organ.

ARF is a life-threatening condition characterized by an acute, severe and sustained decrease in renal function. This condition, for which there is no available treatment, is caused primarily by a temporary decrease in blood flow to the kidneys, such as in complicated surgery or after traumatic injury. It is estimated that more than 160,000 people in the United States are afflicted with ARF each year. Based on the results of the study announced today, the Company estimates that approximately 25% of ARF patients are oliguric.

Scios Nova is a biopharmaceutical company engaged in the discovery, development and commercialization of novel human therapeutics. Scios Nova focuses its research and development efforts on the treatment of acute illnesses, primarily
in the areas of cardio-renal disease and inflammation.   The Company is also
collaborating with corporate partners in the development of FIBLAST-TM- bFGF for wound healing, insulinotropin for Type II diabetes and novel therapies for Alzheimer's disease.

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Release No. 9-95
Contact:  Kira Bacon, 415/940-6629